Exhibit 99.1
Hayes Lemmerz Amends Credit Agreement
Northville, MI, January 29, 2009 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that it has concluded an agreement with its lending group to amend its senior secured credit facility. The amendment favorably modifies the leverage ratio and interest coverage ratio covenants for the fourth quarter of fiscal 2008 and each quarter of fiscal 2009.
“This amendment provides Hayes Lemmerz with additional financial flexibility as we continue to take aggressive actions to reduce costs and preserve cash in response to extremely difficult industry and economic conditions. We appreciate the continuing support of our lending group during these difficult times,” said Curtis Clawson, President, CEO and Chairman of the Board.
The amendment also increases the interest rate on the term and revolving loans, reduces the maximum amount of permitted capital expenditures, requires the Company to use the proceeds from asset sales to prepay the term loan and makes a number of other changes. The Company has also agreed to pay fees to the lenders in connection with the amendment.
In light of the extremely difficult industry and economic conditions, no assurance can be given that the Company will be able to satisfy the amended covenants.
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels. The Company has 23 facilities and approximately 7,000 employees worldwide.
Contact: Eric Moraw, Hayes Lemmerz International, Inc., 734.737.5679